UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: August 1, 2012
(Date of earliest event reported)

Data I/O Corporation
(Exact name of registrant as specified in its charter)

Commission File Number: 0-10394
_____________________________________

Washington	91-0864123
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6464 185th Ave. N.E., Suite 101 Redmond, WA 98052
(Address of principal executive offices, including zip code)

(425) 881-6444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items reported in this filing:

Item 2.02 Results of Operation and Financial Condition

Item 9.01 Financial Statements and Exhibits

Item 2.02 Results of Operation and Financial Condition

A press release announcing second quarter of 2012 results was made on  August 1, 2012 and a copy of the release is being furnished as Exhibit 99.1 in this current report.

Item 9.01 Financial Statements and Exhibits.

(d)                 Exhibits

Exhibit No.	Description

99.1

Press Release: Data I/O Reports Second Quarter 2012 Results

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

August 6, 2012	By: /s/ Joel S. Hatlen Joel S. Hatlen Vice President Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1

Press Release: Data I/O Reports Second Quarter 2012 Results

Exhibit 99.1 Joel Hatlen
Vice President and Chief Financial Officer
Data I/O Corporation
6464 185th Ave. NE, Suite 101
Redmond, WA 98052
(425) 881-6444
investorrelations@dataio.com

Data I/O Reports Second Quarter 2012 Results

Redmond, WA, Wednesday August 1, 2012 – Data I/O Corporation (NASDAQ: DAIO), the leading provider of e-MMC, Flash and Microcontroller device programming and IP management solutions used in wireless, consumer electronics and automotive electronics,  today announced financial results for the second quarter ended June 30, 2012.

Highlights

•         Revenue of $5.4 million and a loss of $57,000 for the quarter

•         Backlog of $1.1 million at end of quarter

•         Added a new director, Brian Crowley, CEO of Bsquare Corporation

•         Revenue increased $1.7 million over first quarter 2012

Financial Results

Revenues for the second quarter of 2012 were $5.4 million, down 22 percent compared with $6.8 million in the second quarter of 2011.  Revenues were up from the $3.7 million in the first quarter of 2012.  Operating loss for the second quarter was $482,000. We received tax and interest refunds from German tax authorities of $425,000. Net loss in the second quarter of 2012 was $57,000, or ($0.01) per share, compared with net income of $398,000 or $0.04 per diluted share, in the second quarter of 2011.

The Company believes the decline in orders and revenue relates primarily to reduced capital spending resulting from a downturn in Asia-based electronics manufacturing and economic uncertainty related to the European sovereign debt situation.  On a regional basis, Asia had the largest revenue decline dropping 59%, while Europe declined 4% and the Americas increased 13% compared to revenues in the second quarter of 2011.  Data I/O ended the second quarter with a backlog of $1.1 million, compared to

$1.4 million at the end of the second quarter of 2011 and $1.6 million at the end of the previous quarter on March 31, 2012.

Orders for the second quarter of 2012 were $5.2 million compared with $7.3 million in the second quarter of 2011.  On a regional basis, orders in Asia and Europe were down 63% and 21% compared to the second quarter of 2011; however, orders from the Americas were up 19% compared to the second quarter of 2011.

“We were pleased with the performance of our new channels in South America,” stated Fred Hume, President and CEO.  “Compared to the first quarter of 2012, orders increased by almost $1 million, with Americas up $662,000 and Europe up $529,000, but Asia having a further decline of $244,000.  We were pleased to see programming center orders for automated equipment as those orders represent a return of capacity related demand.”

Gross margin as a percentage of sales in the second quarter of 2012 was 54.9%, compared with 58.5% in the second quarter of 2011.  The decrease compared to the second quarter of 2011 was primarily due to the decreased sales volume in relation to fixed manufacturing costs offset in part by favorable variances.  Gross margin improved by 2 percentage points compared to 52.8% in the first quarter of 2012, primarily due to the sales volume increase.

Operating expenses decreased by $68,000 in the second quarter of 2012 compared to the same period in 2011.  Research and Development increased by $152,000 in the second quarter of 2012 compared to the same period in 2011 due to costs related to the Azido initiative, less engineering  charged to operations, and higher patent related costs, offset in part by a reduction in consultants and contractors expenses.  Selling, General and Administrative expenses declined $219,000 primarily attributable to lower professional fees, lower incentive compensation, offset by higher sales commissions related to sales channel mix.

Income taxes for the quarter reflect a tax refund of $318,000 that was received from Germany as the Company prevailed in issues from the late 1990’s related to an acquisition.  These refunds resulted in associated interest income of $107,000.

The Company’s cash position at June 30, 2012 decreased during the second quarter to $11 million.  The use of cash was primarily attributable to funding a $1.7 million increase in accounts receivable to $3.6 million at June 30, 2012.  Inventories were at $4.6 million at June 30, 2012, up from $4.5 million at March 31, 2012.  Deferred revenue was $1.4 million at June 30, 2012, compared $1.2 million at March 31, 2012.  This increase was primarily due to a PS system shipped, but not yet recognizable as revenue.  The Company remains debt free.  As of June 30, 2012, the Company had 7.7 million shares outstanding.

“As previously announced, we were pleased to add Brian Crowley, CEO of Bsquare Corporation to the Board of Directors,” said Fred Hume.  “His extensive executive management experience and knowledge of the software industry and the device programming market including alternative methods to socketed programming makes him a valuable addition to our Board.”

Conference Call Information

A conference call discussing the second quarter and 2012 financial results will follow this release today at 2 p.m. Pacific Time/5 p.m. Eastern Time.  To listen to the conference call, please dial (612) 234-9960 passcode: DAIO.  A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week.  To access the replay, please dial (320) 365-3844, access code: 255212.  The conference call will also be simultaneously web cast over the Internet; visit the News and Events section of the Data I/O Corporation website at http://www.dataio.com   to access the call from the site.  This web cast will be recorded and available for replay on the Data I/O Corporation website approximately two hours after the conclusion of the conference call.

About Data I/O Corporation

Celebrating 40 years of expertise in delivering intellectual property to programmable devices, Data I/O offers complete, integrated manufacturing solutions in wireless, automotive, programming center, semiconductor, and industrial control market segments for OEM, ODM, EMS and semiconductor companies. Data I/O is the leader in programming and provides hardware and software solutions for turn-key programming and device testing services, as well as in-system (on-board), in-line (right before use at the SMT line), or in-socket (off-line) programming. These solutions are scalable for small, medium and large volume applications with different device mixes.  Data I/O Corporation has headquarters in Redmond, Wash., with sales and services worldwide. For further information, visit the company’s website at http://www.dataio.com.

Forward Looking Statement – Safe Harbor

Statements in this news release concerning expected revenue, expected margins, expected income or loss, orders and financial positions, cash position, share repurchases, new products and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.  These factors include uncertainties as to ability to record revenues based upon the timing of product deliveries and installations, accrual of expenses, changes in economic conditions and other risks including those described in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

–        Summary Financial Data Attached   –

DATA I/O CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net Sales	$ 5,360	$ 6,849	$ 9,039	$ 13,892
Cost of goods sold	2,419	2,841	4,157	5,720
Gross margin	2,941	4,008	4,882	8,172
Operating expenses:
Research and development	1,427	1,276	2,819	2,627
Selling, general and administrative	1,996	2,215	4,245	4,388
Total operating expenses	3,423	3,491	7,064	7,015
Operating income (loss)	(482)	517	(2,182)	1,157
Non-operating income (expense):
Interest income	174	19	207	32
Interest expense	-	(1)	-	(2)
Foreign currency transaction gain (loss)	(45)	(32)	(36)	(66)
Total non-operating income (loss)	129	(14)	171	(36)
Income (loss) before income taxes	(353)	503	(2,011)	1,121
Income tax (expense) benefit	296	(105)	276	(191)
Net income (loss)	$ (57)	$ 398	$ (1,735)	$ 930

Basic earnings (loss) per share	$ (0.01)	$ 0.04	$ (0.21)	$ 0.10
Diluted earnings (loss) per share	$ (0.01)	$ 0.04	$ (0.21)	$ 0.10
Weighted-average basic shares	7,734	9,176	8,250	9,103
Weighted-average diluted shares	7,734	9,343	8,250	9,289

DATA I/O CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	Unaudited June 30, 2012	December 31, 2011

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 11,031	$ 18,120
Trade accounts receivable, net of allowance for doubtful accounts of $89 and $115	3,639	4,351
Inventories	4,635	3,964
Other current assets	397	543
TOTAL CURRENT ASSETS	19,702	26,978

Property, plant and equipment – net	1,255	1,489
Intangible software technology-net	2,572	2,793
Other assets	84	85
TOTAL ASSETS	$ 23,613	$ 31,345

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 946	$ 1,122
Accrued compensation	1,317	1,255
Deferred revenue	1,413	1,464
Other accrued liabilities	698	710
Income taxes payable	63	72
TOTAL CURRENT LIABILITIES	4,437	4,623

Long-term other payables	242	253

COMMITMENTS

STOCKHOLDERS’ EQUITY
Preferred stock -
Authorized, 5,000,000 shares, including 200,000 shares of Series A Junior Participating
Issued and outstanding, none	-	-
Common stock, at stated value -
Authorized, 30,000,000 shares
Issued and outstanding, 7,738,114 and 9,207,730 shares	17,674	23,414
Accumulated earnings	228	1,963
Accumulated other comprehensive income	1,032	1,092
TOTAL STOCKHOLDERS’ EQUITY	18,934	26,469
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 23,613	$ 31,345